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                            GENERAL HOST CORPORATION

                                                               November 25, 1997

TO THE SHAREHOLDERS OF

GENERAL HOST CORPORATION:

    We are pleased to inform you that on November 22, 1997, General Host Corporation, a New York corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cyrus Acquisition Corp. ("Cyrus"), a New York corporation formed by The Cypress Group L.L.C., pursuant to which Cyrus has today commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, $1.00 par value per share (the "Shares"), of the Company for $5.50 per Share in cash. Under the Merger Agreement, following the Offer, Cyrus will be merged (the "Merger") with and into the Company with the Company as the surviving corporation and each Share not purchased in the Offer (other than Shares held by Cyrus or the Company and Shares held by dissenting shareholders) will be converted into the right to receive $5.50 per Share in cash.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Credit Suisse First Boston Corporation, the Company's financial advisor, that the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated November 25, 1997, of Cyrus, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. WE URGE YOU TO READ THE ENCLOSED MATERIALS CAREFULLY.

    On behalf of the Board of Directors, I thank you for your past and continuing support.

                                          Sincerely,

                                                       [LOGO]

                                          Harris J. Ashton

                                          Chairman, Chief Executive Officer
                                          and President